EXHIBIT 99.1

SMC Entertainment Announces Cancellation of 250,000,000 Shares Reducing Outstanding Common Shares by 17%Press Release | 06/07/2024

BOCA RATON, FL / ACCESSWIRE / June 7, 2024 / SMC Entertainment, Inc. (“SMC” or the “Company”) (OTC PINK:SMCE), a versatile incubator company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies, is pleased to announce that it has completed the cancellation of Two Hundred and Fifty Million (250,000,000) shares of common stock back into treasury. This reduces the share structure by more than 17%. During the course of our audit a discrepancy was discovered detailing that certificates totaling 250 million shares were lost. This has now been rectified.

Erik Blum, CEO of SMC Entertainment Inc, stated, “We have been notified by our Stock Transfer Agent that the necessary documents required for cancellation have been received, processed and that the 250 million common shares have been cancelled. We will continue to work to increase shareholder value as we continue executing on our AI business strategy.”

About SMC: https://smceinc.com

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC’s multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity.

About Chaintrade: https://chaintrade.ai

Chaintrade LTD is a UK Registered Entity and is affiliated with Red Matter Capital LTD a registered financial service company, with its subsidiary licensed under a securities trading license granted by the Montenegro Capital Market Authority (CMA) Authorized by the law on capital markets by the government of Montenegro.

Press Release Contact

Erik Blum

CEO

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

SOURCE: SMC Entertainment, Inc.